Exhibit 10.6

THIS AGREEMENT is made on 1 April 2020

BETWEEN

GLOBAL ENGINE LIMITED, a limited liability company incorporated in Hong Kong whose registered office is at Room A, 8/F, Reason Group Tower, 403 Castle Peak Road, Kwai Chung, New Territories, Hong Kong (“GEL”); AND

LOGIC NETWORK LIMITED, a limited liability company incorporated in Hong Kong whose registered office is at 9/F, Amtel Building, 148 Des Voeux Road Central, Hong Kong (“LNL”).

WHEREAS

GEL agrees to engage LNL and LNL agrees to provide to GEL the services as described in Schedule 1 (the “Services”), subject to the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement, unless explicitly stated as otherwise, the expressions listed below shall have the following meanings:

(a)	“Fees” means the fees as specified in Schedule 1 payable by GEL from time to time to LNL for provision of the Services;

(b)	“HKIAC” is as defined in Clause 15.2;

(c)	“Services” means the services as detailed in Schedule 1; and

(d)	“Term” means the term as specified in Schedule 1;

1.2	Where the context permits, words in the singular shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

1.3	The headings to the provisions of this Agreement are for ease of reference only and shall not affect the interpretation or construction of them.

1.4	References to clauses, schedules and annexes are, unless otherwise stated, to clauses, schedules and annexes of and to this Agreement which together form an integral part of this Agreement.

2.	PROVISION OF SERVICES

2.1	In consideration of GEL paying the Fees to LNL in the manner described in Clause 3, LNL agrees to provide the Services to GEL subject to the terms and conditions herein and in Schedule 1.

2.2	GEL and LNL shall cooperate in good faith in all matters relating to the provision of Services including but not limited to obtaining all consents, licences or approvals necessary for LNL to fulfil its obligations hereunder.

2.3	GEL shall respect independent performance of the Services by LNL and shall communicate with LNL for any suggestions and LNL may assign, subcontract or delegate any rights, duties, obligations or liabilities under this Agreement to any third parties with the consent of GEL.

2.4	LNL shall be entitled to deploy resources of all forms or manners as necessary for the performance of the Services under this Agreement. GEL is required to provide all necessary actions and assistance, including but not limited to furnishing documents, preparing & signing agreements & documents, providing confirmation, acceptance & endorsement of all relevant matters, to be performed and completed by GEL within a reasonable period of time as requested by LNL for LNL to fulfil its obligations under this Agreement.

3.	PAYMENT

3.1	GEL shall pay the Fees to LNL for provision of the Services in the manner set out in Schedule 1. LNL shall not be responsible for all unforeseeable costs, tax, charges and expenses incurred for and in connection with the provision of the Services by LNL except as expressly provided otherwise in this Agreement or approved in advance in writing by LNL.

3.2	All payment shall be made within thirty (30) days from the date of invoices issued by LNL to GEL.

4.	TERMINATION

4.1	This Agreement shall terminate upon the expiry of the Term specified in Schedule 1 unless extended by mutual agreement by the parties in writing or terminated earlier pursuant to the terms of this Agreement.

4.2	The expiration or termination of this Agreement for whatever cause shall be without prejudice to any pre-existing and/or accrued rights and obligations of the parties hereunder.

4.3	Clauses 5, 6, 7, 10, 11, 12, 13, and 15 and those terms which by their nature should survive termination shall continue to apply after expiration or termination of this Agreement for whatever reason.

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1	Each party represents and warrants that it has the authority necessary to enter into this Agreement and to do all things necessary to procure the fulfilment of its obligations in terms of this Agreement.

5.2	LNL represents, warrants and undertakes that the services will be duly performed and completed in a diligent, professional and business-like manner.

6.	LIMITATION OF LIABILITY

NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY, FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES. THIS LIMITATION OF LIABILITY WILL APPLY REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR TORT, INCLUDING NEGLIGENCE, OR FOR ANY LOSS OF REVENUE, DATA, OR PROFITS, AND INDEPENDENT OF ANY FAILURE OF ESSENTIAL PURPOSE OF THE WARRANTIES AND REMEDIES PROVIDED HEREUNDER. THIS LIMITATION OF LIABILITY WILL APPLY WHETHER OR NOT THE OTHER PARTY HAS BEEN APPRISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.	CONFIDENTIALITY

7.1	The parties agree to keep and procure to be kept secret and confidential any and all written and/or oral information of any kind relating to the terms of this Agreement and the business of the other party obtained from the other party pursuant to this Agreement or prior to it and to disclose the same only to those of its employees or contractors directly involved with the services and only to the extent necessary for each of them to perform his duties under this Agreement. The parties shall impose the above obligation on these persons.

7.2	The foregoing obligations shall not apply, however, to any part of such information which:

a)	was already in the public domain or which becomes so through no fault of the receiving party;

b)       was already known to the receiving party prior to receipt thereof; or

c)	was disclosed to the receiving party by a third party owing no duty of confidentiality towards the disclosing party in respect thereof.

7.3	Subject to the provisions in Clause 7.2 above, these obligations of confidentiality shall survive the expiration or termination of this Agreement.

8.	ASSIGNMENT

8.1	Neither party shall assign or otherwise transfer its interest in this Agreement or its rights and obligations hereunder whether in whole or in part without the prior written consent of the other, except in circumstances of corporate succession by merger, consolidation, or other corporate reorganisation in relation to either party’s business.

9.	ENTIRE AGREEMENT

9.1	The parties hereto declare that this Agreement comprises the complete and exclusive agreement between them which supersedes all previous understandings, negotiations and proposals, whether oral or in writing. In case of any inconsistency, conflict with or ambiguity of any terms and conditions which are incorporated by reference, the terms and conditions of this Agreement shall prevail.

9.2	Save as expressly provided, no alteration, modification, amendment, waiver, consent or discharge shall be binding upon either party unless in writing and signed by both parties.

10.	NOTICES

10.1	Any notice required to be given under this Agreement shall be in writing and shall be sent to the address of the party as specified in this Agreement or such other address as that party shall designate by notice given in accordance with the provisions of this Clause from time to time. Any such notice shall be delivered by hand or by registered prepaid post and shall be deemed to have been served if delivered by hand upon signed receipt by the appointed representative of either party for the time being or if by post 48 hours after the day of posting.

11.	LEGAL RELATIONSHIP

11.1	Nothing herein shall create or imply any employment, principal-agent, joint venture or partnership relationship between GEL on the one hand, and LNL on the other.

11.2	Either party acknowledges that it is not part of the other party’s organisation and shall have no authority to commit or to bind the other party in any way in connection with the business, affairs or otherwise of the other party.

12.	SEVERABILITY

12.1	In the event that any provision contained in this Agreement should, for any reason, be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement. Instead this Agreement shall be construed as if such invalid or unenforceable provision had not been contained herein.

13.	WAIVER

13.1	No failure or delay on the part of any party to exercise any right, power or remedy under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by a party of any right, power or remedy. The rights, powers and remedies provided herein are cumulative and are not exclusive of any rights, powers or remedies at law.

14.	CONTRACTS (RIGHTS OF THIRD PARTIES) ORDINANCE

14.1	The parties do not intend any term of this Agreement to be enforceable by any person who is not a party to this Agreement pursuant to the Contracts (Rights of Third Parties) Ordinance (Cap 623), and the parties agree that this Agreement shall be excluded from the application of the Contracts (Rights of Third Parties) Ordinance (Cap 623).

15.	APPLICABLE LAW AND DISPUTE RESOLUTION

15.1	This Agreement shall be governed by, construed and enforced in accordance with the laws of Hong Kong SAR and the parties hereto agree to be subject to the non-exclusive jurisdiction of the courts of Hong Kong SAR.

15.2	Notwithstanding Clause 15.1, a complaining party shall have the option to refer any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof, to arbitration in Hong Kong at the Hong Kong International Arbitration Centre (“HKIAC”) with three (3) arbitrators in accordance with the HKIAC Rules in force. Each party shall select one (1) arbitrator and the two (2) arbitrators shall select the third neutral arbitrator who shall be the Chairman of the arbitration panel. The language to be used in the arbitral proceedings shall be English.

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IN WITNESS WHEREOF this Agreement has been executed in accordance with the constitution of the respective party on the day and year first above written.

SIGNED BY	)
FOR AND ON BEHALF OF	)
GLOBAL ENGINE LIMITED	)
in the presence of:-)
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SIGNED BY	)
FOR AND ON BEHALF OF	)
LOGIC NETWORK LIMITED	)
in the presence of:-)
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SCHEDULE 1

Part 1 - The Service

LNL shall provide server colocation solution from 1 May 2020 to 31 December 2020 with 10 facility rental in full rack in Hong Kong, with 18 x 2 Power Outlets and 1.5 KVA Power Supply with the following details:

Location: TKO (Data hall E (DH1E), 1/F, 22 Chun Cheong St., TKO Industrial Estate, TKO, Kowloon)

Facility Rental (qty: 10)

- Full Rack (45U height, 3 pieces of Rack Shelf incl.)

- 1 x Ethernet Port (for dedicated bandwidth plan)

- 18 x 2 Power Outlets

- 1.5 KVA Power Supply

IP Transit Bandwidth

- Dedicated Bandwidth

- IP Transit - 50Mbps

- Unlimited Usage

- Eight (8) x IP address (5 usable) with VLAN implementation

The Terms and Conditions of the Service are included in Schedule 2.

Part 2 – Term and Fees

1.	Term: From date of this Agreement to 31 December 2020 (both days inclusive) unless terminated early pursuant to the terms and conditions of this Agreement.

2.	Fees: GEL shall pay HK$400,000 per month for the server colocation solution, with fees due for payment on presentation of our invoices, as the work progresses. For the avoidance of doubt, any services performed by LNL not within the specified scope of areas set out in Part 1 of Schedule 1 to this Agreement shall incur extra fees and costs payable by GEL in the manner as determined by LNL.

Sch 1-1

SCHEDULE 2 – Terms & Conditions

1.	Service content: LNL agrees to provide server hosted services (IDC) to customer in accordance with the “TERMS & CONDITIONS”. That is, LNL provides the rack space of computer room and necessary facilities such as gas, power, fire protection, security, internal network connection, etc. for the customer to place the computer server and other equipment, and the customer agrees to pay the rental fee.

2.	Equipment details:

(1)	The customer shall provide a detailed list and specification of the equipment for LNL’s confirmation, and mark the asset mark of the qualification.

(2)	The customer is responsible for the maintenance of the equipment and its own system. LNL is not responsible for the responsibility and compensation caused by the equipment failure and the customer’s own system error.

3.	Service Provision requirements: The Customer also agrees to abide by (1) generally accepted rules of conduct relating to the proper use of Internet resources (2) this Terms & Conditions and (3) the Agreement. In the event to comply of governmental or regulatory requirements, LNL shall have the right to modify, vary or discontinue any aspect of the Services (whether to the Customer alone or otherwise) at any time at its sole discretion and without prior notice. LNL reserves the right to disconnect or deactivate any of the Customer’s equipment or software at any time without prior notice.

4.	Access Control of computer room:

(1)	When the customer needs to enter LNL computer room for equipment maintenance, he / she shall make an appointment with LNL in advance and be accompanied by LNL personnel. The customer agrees to abide by the regulations of LNL computer room management. If the customer is unable to enter the computer room, LNL may assist in restarting the hardware equipment with the consent of the customer.

(2)	The customer’s access to the LNL machine room is limited to the maintenance personnel listed in the application form. If the customer is not listed in the application form, LNL has the right to refuse his access to the machine room.

(3)	When the equipment enters or moves to LNL computer room, the customer must check the list of model, specification, quantity, asset number, etc. with LNL, and can enter or move only after it is checked to be in conformity. If the customer is unable to cooperate for some reason, the equipment shall be sealed when entering the machine room.

5.	Calculation of the service fees provided by LNL:
(1)	The service fee of the place shall be calculated from the date of completion of installation of relevant equipment at the place designated by LNL, and the date of completion of installation of relevant equipment at the place shall be the date of commencement of relevant equipment and service fee of the place.

(2)	If there is any doubt about the quality of services provided by LNL, the customer shall, within five days from the date of completion of the installation, detail in writing the specific incomplete matters, and request LNL to improve. LNL will not charge for the repair. If overdue, it will be deemed that the installation has been completed and passed the customer’s acceptance. LNL may subcontract part or all of its services to a qualified service provider and LNL shall make sure the subcontractors possess all necessary license (if any) to carry out the services.

Sch 2-1

6.	Equipment management and maintenance:

(1)	LNL is only responsible for the safekeeping of the equipment placed in the LNL machine room by the customer. The customer shall be responsible for the good maintenance of its own system equipment. LNL shall not be liable for any compensation for the damage or loss caused by the obstacle of the customer’s system equipment.

(2)	The customer shall, within seven days from the date of termination, move the equipment placed in LNL back to the original place. However, if the customer fails to settle the account, LNL may refuse to move the equipment.

(3)	If the customer fails to collect the original equipment within the time limit, it shall be deemed as abandoning the ownership of the equipment. LNL shall not be responsible for the custody, and shall have the right to change the location of the equipment or dispose of the waste directly. The handling fee shall be borne by the customer, and the customer shall have no objection.

7.	Other conventions：LNL may subcontract part or all of its services to a qualified service provider and LNL shall make sure the subcontractors possess all necessary license (if any) to carry out the services.

Sch 2-2